Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR of Tellurian Inc. (No. 333-235793 and No. 333-232732) and to the incorporation by reference in the Registration Statements on Form S-8 of Tellurian Inc. (No. 333-220641, No. 333-216010, No. 333-189614, No. 333-171149, No. 333-162668 and No. 333-70567) of all references to our firm and information from our reserves report dated January 14, 2020 included in or made a part of Tellurian Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and our summary report attached as Exhibit 99.2 to the Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer
Houston, Texas
February 24, 2020